Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Sequoia Bancshares, Inc.:

          We consent to the use of our report included in the Proxy Statement/Prospectus that is part of the Registration Statement on Form S-4 of United Bankshares, Inc. of our report dated January 31, 2003, with respect to the consolidated financial statements of Sequoia Bancshares, Inc. and Subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Reznick Fedder & Silverman

Bethesda, Maryland
July 7, 2003